Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Intermountain Community Bancorp

Sandpoint, Idaho

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated March 8, 2013, relating to the consolidated financial statements and the effectiveness of Intermountain Community Bancorp’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Spokane, Washington
October 31, 2013